Statement of Responsibility for the Consolidated Financial Statements of the
Province of Nova Scotia
Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance by the Controller in accordance with the accounting principles recommended by the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
The consolidated financial statements include a Consolidated Statement of Financial Position, a Consolidated Statement of Operations and Accumulated Deficits, a Consolidated Statement of Change in Net Direct Debt, and a Consolidated Statement of Cash Flow. They present fairly, in all material respects, the financial position and the results of operations for the year ended.
The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.
Under the mandate in section 9 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.
Byron Rafuse, CMA
Controller

AUDITOR’S REPORT
To the Members of the Legislative
Assembly of Nova Scotia
I have audited the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2006 and the consolidated statements of operations and accumulated deficits, change in net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2006 and the results of its operations, changes in net direct debt and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.
Jacques R. Lapointe, CA. CIA
Auditor General
Halifax, Nova Scotia
July 31, 2006

Statement 1
Consolidated Statement of Financial Position
as at March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Financial Assets
Cash and Short-term Investments (Note 3)	391,861	405,212
Accounts Receivable and Advances	830,248	747,654
Inventories for Resale	4,043	4,095
Loans Receivable (Schedule 3)	1,081,131	1,031,834
Investments (Schedule 3)	43,468	35,154

	2,350,751	2,223,949

Liabilities
Bank Advances and Short-term Borrowings	900,106	1,048,388
Accounts Payable and Accrued Liabilities	1,316,426	1,299,672
Deferred Revenue (Note 4)	1,031,818	246,259
Accrued Interest	204,736	229,381
Unmatured Debt of Governmental Units (Schedule 4)	9,627,323	10,209,570
Unamortized Foreign Exchange Translation Gains	91,444	22,259
Unamortized Premiums and Discounts	(4)	(14,483)
Federal Equalization Repayable Loan (Note 6)	120,322	120,322
Pension, Retirement and Other Obligations (Note 7)	1,302,682	1,363,820
Deficiency in Government Business Enterprises (Schedule 6)	(4,932)	3,935

	14,589,921	14,529,123

Net Direct Debt	(12,239,170)	(12,305,174)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	3,366,236	3,206,830
Inventories of Supplies	47,560	46,054
Prepaid Expenses	16,084	14,882

	3,429,880	3,267,766

Accumulated Deficits	(8,809,290)	(9,037,408)

Trust Finds under Administration (Note 8)	8,055,963	7,199,734
Workers’ Compensation Board (Note 8)	1,002,494	939,467

Total Trust and Trust-Like Funds under Administration	9,058,457	8,139,201

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Subsequent Events (Note 13)
Comparative Figures (Note 14)
The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia — Public Accounts	3

Statement 2
Consolidated Statement of Operations and Accumulated Deficits
for the fiscal year ended March 31, 2006
($ thousands)

	2006		2005
	Estimate	Actual	Actual
			(as restated)
Revenue (Schedule 1)
Provincial Sources	3,981,206	4,161,257	3,909,695
Federal Sources	2,540,779	2,477,254	2,371,084
Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements	—	21,447	(38,186)
Other Revenue	562,079	676,689	612,483
Sinking Fund and Public Debt Retirement Fund Earnings	119,597	124,395	143,235

Total Revenue	7,203,661	7,461,042	6,998,311

Expenses (Schedule 2)
Agriculture and Fisheries	56,886	62,689	62,503
Community Services	882,252	813,611	793,641
Education	1,366,869	1,420,581	1,330,088
Assistance to Universities	214,526	231,958	235,195
Energy	10,814	21,331	10,307
Environment and Labour	44,584	80,207	78,061
Finance	18,316	16,147	25,146
Health	2,810,829	2,845,437	2,634,045
Justice	202,788	202,834	190,141
Natural Resources	66,643	72,661	60,386
Public Service	215,875	224,318	188,708
Service Nova Scotia and Municipal Relations	143,703	140,993	137,005
Tourism Culture and Heritage	51,258	53,465	60,773
Transportation and Public Works	273,292	276,489	261,562
Restructuring Costs	86,933	75,069	39,658
Pension Valuation Adjustment	24,379	29,254	6,221
Loss (Gain) on Disposal of Crown Assets	—	(6,394)	(2,754)
Debt Servicing Costs (Note 10)	1,017,065	1,017,693	1,066,973

Total Expenses (Note 9)	7,487,012	7,578,343	7,177,659

Deficit from Governmental Units, on an Expense Basis	(283,351)	(117,301)	(179,348)
Net Income from Government Business Enterprises (Schedule 6)	346,634	345,419	349,507

Provincial Surplus, on an Expense Basis	63,283	228,118	170,159

Accumulated Deficits, Beginning of Year
As Previously Reported		(9,066,929)	(9,232,222)
Accounting Changes (Note 2)		29,521	24,655

As Restated		(9,037,408)	(9,207,567)

Accumulated Deficits, End of Year		(8,809,290)	(9,037,408)

The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia — Public Accounts	4

Statement 3
Consolidated Statement of Change in Net Direct Debt
for the fiscal year ended March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Net Direct Debt, Beginning of Year
As Previously Reported	(12,308,407)	(12,327,824)
Accounting Changes (Note 2)	3,233	2,998

As Restated	(12,305,174)	(12,324,826)

Changes in the Year
Provincial Surplus, on an Expense Basis	228,118	170,159
Acquisition of Tangible Capital Assets	(385,796)	(343,075)
Amortization of Tangible Capital Assets	212,551	195,456
Disposals and other Adjustments to Tangible Capital Assets	13,839	4,817
Increase in Inventories of Supplies	(1,506)	(6,651)
Decrease (Increase) in Prepaid Expenses	(1,202)	(1,054)

Total Changes in the Year	66,004	19,652

Net Direct Debt — End of Year	(12,239,170)	(12,305,174)

The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia — Public Accounts	5

Statement 4
Consolidated Statement of Cash Flow
for the fiscal year ended March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Cash Inflow (Outflow) from the following activities:
Operating:
Provincial Surplus, on an Expense Basis	228,118	170,159
Sinking Fund and Public Debt Retirement Fund Earnings	(124,395)	(143,235)
Foreign Exchange Amortization	5,963	1,145
Amortization of Tangible Capital Assets	212,551	195,456
Net Income from Government Business Enterprises	(345,419)	(349,507)
Profit Distributions from Government Business Enterprises	336,552	340,065
Net Change in Other Items (Note 11)	482,998	563,851

	796,368	777,934

Investing:
Repayment of Loans	166,843	167,367
Advances and Investing	(224,454)	(269,243)

	(57,611)	(101,876)

Capital:
Acquisition of Tangible Capital Assets	(385,796)	(343,075)
Proceeds from Disposal of Tangible Capital Assets	7,209	3,465
Loss on Disposal of Tangible Capital Assets	6,630	1,352

	(371,957)	(338,258)

Financing:
Debentures Issued	788,471	461,715
Proceeds from Federal Equalization Repayable Loan	—	120,322
Foreign Currency Swaps and Adjustments	7,632	26,138
Sinking Fund Installments	(54,840)	(75,098)
Proceeds from Sinking Funds for Debt Repayment	657,700	500,000
Repayment of Debentures and Other Long-term Obligations	(1,779,114)	(1,504,637)

	(380,151)	(471,560)

Cash (Outflows) Inflows	(13,351)	(133,760)
Cash Position, Beginning of Year	405,212	538,972

Cash Position, End of Year	391,861	405,212

Cash Position Represented by:
Cash and Short-Term Investments	391,861	405,212

The accompanying notes and schedules are an integral part of these Financial Statements.

Province of Nova Scotia — Public Accounts	6

Schedule 1
Revenue
for the fiscal year ended March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Provincial Sources
Income Taxes	1,929,957	1,791,325
Sales Taxes	1,483,575	1,472,773
Petroleum Royalties	123,850	28,202
Other Provincial Revenue	623,875	617,395

	4,161,257	3,909,695

Federal Sources
Equalization Payments	1,343,527	1,321,774
Canada Health and Social Transfers	835,979	729,395
Other Federal Payments	297,748	319,915

	2,477,254	2,371,084

Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements
Provincial Sources	16,420	(63,279)
Federal Sources	5,027	25,093

	21,447	(38,186)

Other Revenue	676,689	612,483
Sinking Fund and Public Debt Retirement Fund Earnings	124,395	143,235

Total Revenue	7,461,042	6,998,311

Province of Nova Scotia — Public Accounts	7

Schedule 2
Expenses
for the fiscal year ended March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Agriculture and Fisheries
Department of Agriculture and Fisheries	62,369	62,319
CIDA Ghana/Africa Project	320	184
Nova Scotia Blueberry Institute Fund	—	—

	62,689	62,503

Community Services
Department of Community Services	718,982	709,596
Mainstream 1992 Fund	—	—
Nova Scotia Housing Development Corporation	94,629	84,045

	813,611	793,641

Education
Department of Education	275,520	249,755
Annapolis Valley Regional School Board	112,696	104,118
Cape Breton Victoria Regional School Board	125,270	128,035
Chignecto-Central Regional School Board	169,012	160,333
Conseil Scolaire Acadien Provincial	37,399	34,005
Halifax Regional School Board	358,178	342,499
Nova Scotia Community College	144,283	128,563
Nova Scotia Government Acadian Bursary Program Fund	—	—
P3 Schools Capital and Technology Refresh Fund	—	29
Scotia Learning Centre Technology Refresh	2,325	—
South Shore Regional School Board	61,984	39,436
Southwest Regional School Board	—	35,381
Strait Regional School Board	73,435	70,988
Tri County Regional School Board	60,479	36,946

	1,420,581	1,330,088

Assistance to Universities	231,958	235,195

Energy
Department of Energy	21,186	8,440
Nova Scotia Market Development Initiative Fund	145	1,867
Pengrowth Nova Scotia Energy Scholarship Fund	—	—

	21,331	10,307

Province of Nova Scotia — Public Accounts	8

Schedule 2
Expenses (continued)
for the fiscal year ended March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Environment and Labour
Department of Environment and Labour	39,848	39,193
Nova Scotia Environmental Trust Fund	—	—
Resource Recovery Fund Board Incorporated	40,359	38,868

	80,207	78,061

Finance
Department of Finance	16,666	13,786
Nova Scotia Government Fund Limited	99	112
Nova Scotia Hurricane Juan Recovery Fund	53	183
Nova Scotia Pension Agency	—	—
Sydney Steel Corporation	111	15
3052155 Nova Scotia Limited	(782)	11,050

	16,147	25,146

Health
Department of Health	1,170,846	1,081,956
Annapolis Valley District Health Authority	91,730	83,602
Cape Breton District Health Authority	198,819	193,036
Capital District Health Authority	625,767	581,911
Colchester East Hants Health Authority	54,664	51,877
Cumberland Health Authority	48,423	44,047
Gaming Addiction Treatment Trust Fund	—	—
Guysborough Antigonish-Strait Health Authority	57,597	54,173
Insured Prescription Drug Plan	159,542	146,087
Izaak Walton Killam Health Centre	167,670	150,275
Nova Scotia Gaming Foundation	744	2,089
Nova Scotia Health Research Foundation	5,065	4,617
Pictou County Health Authority	60,725	55,661
Provincial Drug Distribution Program	71,814	63,357
South Shore District Health Authority	56,672	52,407
South West Nova District Health Authority	75,359	68,950

	2,845,437	2,634,045

Justice
Department of Justice	184,525	173,691
CorFor Capital Repairs and Replacement Fund	—	—
Nova Scotia Legal Aid Commission	18,309	16,450

	202,834	190,141

Province of Nova Scotia — Public Accounts	9

Schedule 2
Expenses (continued)
for the fiscal year ended March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Natural Resources
Department of Natural Resources	66,659	57,450
Acadia Coal Company Limited Fund	2	—
Coal Research Agreement Fund	275	—
Crown Land Mine Remediation Fund	—	33
Crown Land Silviculture Fund	2,542	—
Nova Scotia E 911 Cost Recovery Fund	2,981	2,669
Habitat Conservation Fund	202	119
Partnership Trust Fund	—	15
Scotia Benefits Fund	—	—
Species-at-Risk Conservation Fund	—	—
Sustainable Forestry Fund	—	100

	72,661	60,386

Public Service
Public Service	176,878	144,088
Nova Scotia Business Incorporated	22,257	20,269
Nova Scotia Film Development Corporation	3,713	3,030
Nova Scotia Innovation Corporation	5,740	5,032
Trade Centre Limited	13,340	12,001
Waterfront Development Corporation Limited	2,390	4,288

	224,318	188,708

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	140,376	135,659
Nova Scotia Coordinate Referencing System Trust Fund	—	—
Nova Scotia Municipal Finance Corporation	617	1,346

	140,993	137,005

Tourism, Culture and Heritage
Department of Tourism, Culture and Heritage	50,140	57,552
Art Gallery of Nova Scotia	3,325	3,221

	53,465	60,773

Transportation and Public Works
Department of Transportation and Public Works	276,489	261,562
Sydney Tar Ponds Agency	—	—

	276,489	261,562

Province of Nova Scotia — Public Accounts	10

Schedule 2
Expenses (continued)
for the fiscal year ended March 31, 2006
($ thousands)

	2006	2005
		(as restated)
Restructuring Costs	75,069	39,658

Pension Valuation Adjustment	29,254	6,221

Loss (Gain) on Disposal of Crown Assets	(6,394)	(2,754)

Debt Servicing Costs
Consolidated Fund	971,253	1,018,887
Annapolis Valley District Health Authority	309	292
Annapolis Valley Regional School Board	253	254
Cape Breton District Health Authority	1,059	925
Cape Breton Victoria Regional School Board	383	394
Capital District Health Authority	5,326	4,939
Chignecto-Central Regional School Board	1,225	1,268
Colchester East Hants Health Authority	207	189
Conseil Scolaire Acadien Provincial	59	57
Cumberland Health Authority	138	134
Guysborough Antigonish-Strait Health Authority	262	257
Halifax Regional School Board	1,886	1,957
Izaak Walton Killam Health Centre	1,402	1,310
Nova Scotia Business Incorporated	—	65
Nova Scotia Government Fund Limited	321	451
Nova Scotia Housing Development Corporation	30,047	30,676
Nova Scotia Legal Aid	134	121
Nova Scotia Municipal Finance Corporation	1,834	3,285
Pictou County Health Authority	242	228
Resource Recovery Fund Board	3	7
South Shore District Health Authority	242	229
South Shore Regional School Board	128	69
South West Nova District Health Authority	348	330
Southwest Regional School Board	—	68
Strait Regional School Board	326	338
Tri-County Regional School Board	95	65
Waterfront Development Corporation Limited	211	178

	1,017,693	1,066,973

Total Expenses	7,578,343	7,177,659

Province of Nova Scotia — Public Accounts	11

Schedule 3
Loans and Investments
as at March 31, 2006
($ thousands)

	Loans and		Net
	Investments	Provisions	2006	2005
				(as restated)
Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	184,425	8,018	176,407	166,756
Fisheries Development Act	80,631	630	80,001	80,952
Housing Development Corporation Act	59,148	23,651	35,497	31,469
Industrial Development Act	73,405	38,507	34,898	38,136
Venture Corporations Act	809	809	—	—
Loans to Municipalities:
Municipal Loan and Building Fund Act	515	—	515	655
Halifax-Dartmouth Bridge Commission	17,000	—	17,000	19,000
Miscellaneous	709	—	709	709
Nova Scotia Market Development Initiative Fund	7,600	—	7,600	—

	424,242	71,615	352,627	337,677

Loans of Governmental Units:

Nova Scotia Business Incorporated	143,979	43,655	100,324	104,085
Nova Scotia Government Fund	7,175	—	7,175	—
Nova Scotia Innovation Corporation	86	—	86	178
Nova Scotia Municipal Finance Corporation	620,874	—	620,874	589,748
Other Government Units	45	—	45	146

	772,159	43,655	728,504	694,157

Total Loans	1,196,401	115,270	1,081,131	1,031,834

Investments of the Consolidated Fund:
Housing Development Corporation Act	2,341	382	1,959	—
Industrial Development Act	7,614	—	7,614	4,347

	9,955	382	9,573	4,347

Investments of Governmental Units:
Art Gallery of Nova Scotia	1,815	—	1,815	2,011
Nova Scotia Business Incorporated	23,281	10,948	12,333	10,492
Nova Scotia Innovation Corporation	17,747	—	17,747	18,304
Resource Recovery Fund Board	2,000	—	2,000	—

	44,843	10,948	33,895	30,807

Total Investments	54,798	11,330	43,468	35,154

Total Loans and Investments	1,251,199	126,600	1,124,599	1,066,988

The Provisions listed above include amounts for possible guarantee payouts related to the Industrial Development Act $400 (2005 — $300), the Housing Development Corporation Act $14,385 (2005 — $8,181) and Nova Scotia Business Incorporated $650 (2005 — $2,077).
Also included in Provisions for the Housing Development Corporation Act is $3,200 (2005 — $3,200) for interest fluctuations.

Province of Nova Scotia — Public Accounts	12

Schedule 4
Unmatured Debt
as at March 31, 2006
($ thousands)

	2006			2005
		Sinking
		Funds and
	Gross	Defeasance	Net	Net
	Debt	Assets	Debt	Debt
Governmental Units
Consolidated Fund	11,404,354	2,094,796	9,309,558	9,862,183
Nova Scotia Government Fund Limited	10,250	—	10,250	10,250
Nova Scotia Housing Development Corporation	283,638	—	283,638	297,170
Nova Scotia Municipal Finance Corporation	20,725	—	20,725	35,216
Nova Scotia Power Finance Corporation	1,050,130	1,050,130	—	—
Waterfront Development Corporation Limited	2,800	—	2,800	4,200
Other	352	—	352	551

Unmatured Debt of Governmental Units	12,772,249	3,144,926	9,627,323	10,209,570

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	111,379	37,901	73,478	81,923
Highway 104 Western Alignment Corporation	84,592	—	84,592	83,682
Nova Scotia Gaming Corporation	58,383	—	58,383	81,501
Nova Scotia Liquor Corporation	6,050	—	6,050	6,693

Unmatured Debt of Government Business Enterprises	260,404	37,901	222,503	253,799

Total Unmatured Debt	13,032,653	3,182,827	9,849,826	10,463,369

Notes:
All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.
The current and long-term portions of unmatured debt of Governmental Units are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Deficiency in Government Business Enterprises and in further detail in Schedule 6.
All foreign debt is hedged to Canadian dollars with the exception of $1,354.0 million US$ denominated debt. A one cent change in the CDN/US$ foreign exchange rate as of March 31, 2006 would result in a change in long-term debt, and a foreign exchange gain or loss, of $13.5 million. This hypothetical foreign exchange gain or loss would be amortized starting in 2007. The change in debt service costs for the 2007 fiscal year would be approximately $1.25 million due to this foreign exchange gain or loss amortization.
As of March 31, 2006, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $2,094.8 million. These funds were comprised of $1,544.0 million in Canadian assets and $550.7 million in US assets (US $471.8 million converted to CDN$ based on the underlying securities’ effective foreign exchange rates). Total market value of both funds is $2,230.0 million at year-end. During the year, contributions were $144.2 million, total earnings were $124.4 million and redemptions were $748.8 million.

Province of Nova Scotia — Public Accounts	13

Schedule 4
Unmatured Debt (continued)
as at March 31, 2006
($ thousands)
Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds. As at March 31, 2006, the unamortized net premium was $57.9 million.
Assets consist primarily of debentures of the Provinces and Government of Canada with fixed interest rates ranging from 4.5% to 11% for Canadian funds and 3.25% to 9.50% for US funds. For designated sinking funds, payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the term of the issue. At year-end, the Province held $1,005.3 million worth of its own debentures (gross value of $1,661.5 million) in Sinking Funds and Public Debt Retirement Funds as active investments. These were comprised of $406.3 million in Canadian assets and $599.0 million in US assets.
As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other Provincial Governments and utilities, Federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.
Projected Payments ($ thousands)

								Government
								Business
	Governmental Units							Enterprises	Total
	By Major Currency (CDN Equivalent)
	Net Principal Repayments			Sinking Fund Requirements			Total
	CDN	US	Total	CDN	US	Total	Payments
2007	1,156,891	—	1,156,891	35,591	28,440	64,031	1,220,922	31,295	1,252,217
2008	636,211	—	636,211	35,591	28,440	64,031	700,242	91,443	791,685
2009	309,635	—	309,635	35,591	28,440	64,031	373,666	17,672	391,338
2010	695,485	—	695,485	35,591	28,440	64,031	759,516	6,869	766,385
2011	684,224	—	684,224	35,591	28,440	64,031	748,255	5,058	753,313
2012 & thereafter	5,714,168	685,587	6,399,755	357,794	201,769	559,563	6,959,318	70,166	7,029,484

	9,196,614	685,587	9,882,201	535,749	343,969	879,718	10,761,919	222,503	10,984,422

Net principal repayments are comprised of the principal amount due less available designated sinking funds to retire the debenture.
In addition, the Province has approximately $1,023.8 million in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements.

Province of Nova Scotia — Public Accounts	14

Schedule 5
Gross Long-term Debt
as at March 31, 2006
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates
Governmental Units:
		Debentures
Consolidated Fund
Consolidated Fund (CDN$)		9,384,342	2006 to 2037	4.5% to 15.998%
Consolidated Fund (US $1,354,040)	1.1671	1,580,300	2013 to 2022	7.25% to 9.5%
Consolidated Fund (UK)	2.0299	—	2011 to 2019	11.75% to 16.75%
Consolidated Fund (Euro)	1.4169	—	2007 to 2010	4.475%
Nova Scotia Municipal Finance Corporation		20,725	2006 to 2015	1.0% to 7.5%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$300,000)	1.1671	350,130	2021	9.4%

Total — Debentures		12,035,497

		Loans

Consolidated Fund — Other Debt		24,150	2007 to 2011	3.84% to 8.375%
Nova Scotia Government Fund Limited		10,250	indefinitely	1%
Nova Scotia Housing Development Corporation		283,638	2006 to 2034	4.0% to 21.5%
Waterfront Development Corporation		2,800	Demand Loan	bank prime less 0.95%
Other		—

Total — Loans		320,838

		Capital Leases

Consolidated Fund		415,562	2006 to 2027	3.92% to 11%
Other		352

Total — Capital Leases		415,914

Total — Long-term Debt of Governmental Units		12,772,249

Province of Nova Scotia — Public Accounts	15

Schedule 5
Gross Long-term Debt (continued)
as at March 31, 2006
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates
Government Business Enterprises:

	Debentures

Halifax-Dartmouth Bridge Commission	94,379	2007	5.95%
Highway 104 Western Alignment Corporation	84,592	2011 to 2026	10.13% to 10.76%

	Loans

Halifax-Dartmouth Bridge Commission	17,000	2007	floating (line of credit)
Nova Scotia Gaming Corporation	19,558	2010	non interest bearing

	Capital Leases

Nova Scotia Gaming Corporation	38,825	2006 to 2009	12%
Nova Scotia Liquor Corporation	6,050	2012	13.8%

Total — Long-term Debt of Government Business Enterprises	260,404

Total Gross Long-term Debt	13,032,653

Call, Redemption and Other Features:
Consolidated Fund
Canadian debentures include the following redeemable issues:
•	$1,079.4 million in CPP debentures which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada;

•	$35 million in medium-term promissory notes, redeemable in whole but not in part, on the initial redemption date and on each redemption date thereafter, on 15 days notice, at the option of the Province.
The interest rates shown for the Canadian and US debentures reflect the fixed rates only. There are debentures that have floating and step-up rates. Floating interest rates are adjusted on either a monthly or quarterly basis. Step-up rates are adjusted per the individual promissory note step-up schedules.
Housing Development Corporation
Mortgages and notes payable are secured by investments in social housing.
Highway 104 Western Alignment Corporation
In relation to its senior toll bonds, the Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.
In relation to its junior toll bonds, the Corporation has assigned a second charge security interest in all security pledged to the senior toll revenue bondholders.
Halifax-Dartmouth Bridge Commission
The Commission’s toll bonds are secured by an assignment of the Commission; subject to the prior payment of operating and maintenance expenses, and the maintenance of certain reserve funds by the Commission.

Province of Nova Scotia — Public Accounts	16

Schedule 6
Government Business Enterprises
as at March 31, 2006
($ thousands)

	2006					2005
	Halifax -	Highway 104
	Dartmouth	Western	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total
Cash	8,352	553	13,488	2,478	24,871	33,206
Accounts Receivable	327	106	—	2,480	2,913	3,412
Inventory	—	9	1,727	30,011	31,747	35,006
Tangible Capital Assets	66,784	103,775	103,673	26,716	300,948	308,165
Other Assets	42,138	33,655	1,951	771	78,515	68,663

Total Assets	117,601	138,098	120,839	62,456	438,994	448,452

Accounts Payable	1,466	699	2,105	39,848	44,118	46,911
Long-term Debt	111,379	84,592	58,383	6,050	260,404	285,255
Other Liabilities	5,503	47,128	60,351	16,558	129,540	120,221

Total — Liabilities	118,348	132,419	120,839	62,456	434,062	452,387

Equity (Deficit)	(747)	5,679	—	—	4,932	(3,935)

Total Liabilities and Equity (Deficit)	117,601	138,098	120,839	62,456	438,994	448,452

Revenue	25,060	18,105	487,479	491,826	1,022,470	993,346

Expenses	12,718	6,023	328,244	308,726	655,711	620,839
Debt Servicing	6,959	8,598	3,900	1,883	21,340	23,000

Total — Expenses	19,677	14,621	332,144	310,609	677,051	643,839

Net Income (Loss)	5,383	3,484	155,335	181,217	345,419	349,507

Notes:
The year-end for Halifax-Dartmouth Bridge Commission is December 31. The year-end of the other three corporations is March 31.

Province of Nova Scotia — Public Accounts	17

Schedule 6
Government Business Enterprises (continued)
as at March 31, 2006
Halifax-Dartmouth Bridge Commission
The Commission is incorporated by Special Statute of the Province of Nova Scotia. The purpose of the Commission is to construct, maintain and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity. The Commission’s fiscal year end is December 31. At March 31, 2006, the Commission owed $17 million (2005 — $19 million) to the Province’s Consolidated Fund for a revolving line of credit. The Commission records depreciation on bridge assets, buildings and electronic transponders using the straight-line method and uses the declining balance method for all other assets. Included in other assets at December 31, 2005 is a reserve fund in the amount of $40.0 million, (2004 — $33.5 million), $37.9 million (2004 - $31.4 million) of which is restricted for repayment of principal, interest and fees on Toll Revenue Bonds as established under the terms of the trust indenture.
Highway 104 Western Alignment Corporation
The Corporation has been established to finance, design, construct, operate and maintain a 45 km stretch of highway between Masstown and Thompson Station in the counties of Colchester and Cumberland, Nova Scotia. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30-year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert to the Province. In addition, the Corporation has entered into an operating agreement with Atlantic Highways Management Corporation whereby compensation is based on the annual operating budget plus a variable fee. The Corporation’s fiscal year end is March 31. The Corporation records depreciation using the sinking fund method. Restricted assets, consisting of short-term investments in the amount of $32.8 million (2005 — $26.2 million), are included in other assets. These reserve accounts were established in accordance with trust indenture agreements between the Corporation and bondholders.
The Province of Nova Scotia contributed $55.0 million toward the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current or previous year.
Nova Scotia Gaming Corporation
The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, conduct and manage casinos and other lottery business on behalf of the Province. The Corporation’s fiscal year end is March 31.
The revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, and ticket and video lottery sales. The net balance owing to the Province at March 31, 2006 was $42.9 million (2005 — $32.0 million).
The Corporation is required to reimburse the operator of the casinos for approved development costs of the Halifax and Sydney casinos. The net present value of the remaining obligations for the casinos is approximately $38.8 million (2005 — $52.1 million).
Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. At March 31, 2006, this amounted to $2.6 million (2005 — $2.2 million). Restricted cash in the amount of $2.6 million (2005 — $2.1 million) is included in cash.
Video Lottery Terminal (VLT) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute 1% of their VLT commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VLT retailers.

Province of Nova Scotia — Public Accounts	18

Schedule 6
Government Business Enterprises (continued)
as at March 31, 2006
The Corporation has agreed to an annual contribution from the Casinos of $1 million to the Department of Health to provide funds for programs related to problem gambling. In addition, the Corporation will contribute $3 million to the Department of Health to assist with the new Gaming Strategy Policy. The Corporation will provide up to $1.0 million (2006 — $0.8 million) in funds in fiscal 2007 for the harness racing industry in Nova Scotia.
Nova Scotia Liquor Corporation
The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation operates retail sales locations across the province. Its fiscal year end is March 31. The net balance owing to            the Province at March 31, 2006 was $8.3 million (2005 — $16.8 million).

Province of Nova Scotia — Public Accounts	19

Schedule 7
Tangible Capital Assets
as at March 31, 2006
($ thousands)

	2006									2005
		Buildings	Machinery,				Roads,			(as restated)
		and Land	Computers				Bridges
		Improve-	and			Capital	and	Social
	Land	ments	Equipment	Ferries	Vehicles	Leases	Highways	Housing	Total	Total
Cost
Opening Costs	538,975	2,298,310	784,730	13,416	56,168	521,287	629,362	349,927	5,192,175	4,885,205
Additions	10,102	143,817	79,342	—	7,477	4,856	140,202	—	385,796	343,075
Annual Adjustment to Social Housing	—	—	—	—	—	—	—	(13,087)	(13,087)	(11,807)
Disposals	(3,091)	(14,868)	(23,872)	(467)	(1,837)	(3,606)	(648)	(739)	(49,128)	(24,298)

Closing Costs	545,986	2,427,259	840,200	12,949	61,808	522,537	768,916	336,101	5,515,756	5,192,175

Accumulated Amortization
Opening Accumulated Amortization	—	(944,297)	(562,031)	(9,524)	(38,144)	(152,685)	(278,664)	—	(1,985,345)	(1,821,177)
Disposals	—	12,925	16,928	466	1,637	3,245	88	—	35,289	19,481
Amortization Expense	—	(64,804)	(56,364)	(584)	(5,125)	(28,665)	(43,922)	—	(199,464)	(183,649)

Closing Accumulated Amortization	—	(996,176)	(601,467)	(9,642)	(41,632)	(178,105)	(322,498)	—	(2,149,520)	(1,985,345)

Net Book Value	545,986	1,431,083	238,733	3,307	20,176	344,432	446,418	336,101	3,366,236	3,206,830

Opening Balance	538,975	1,354,013	222,699	3,892	18,024	368,602	350,698	349,927	3,206,830	3,064,028
Closing Balance	545,986	1,431,083	238,733	3,307	20,176	344,432	446,418	336,101	3,366,236	3,206,830

Increase (Decrease) in Net Book Value	$7,011	77,070	16,034	(585)	2,152	(24,170)	95,720	(13,826)	159,406	142,802

Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings (5%); machinery, computers and equipment (15-50%); ferries (15%); vehicles (20-35%); and roads, bridges and highways (5-15%). Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).
Amortization is generally calculated on a straight-line basis for assets of entities consolidated with the Consolidated Fund. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) and land improvements (2-50 years); machinery, computers and equipment (3-50 years); and vehicles (3-5 years). Capital leases are amortized on a straight-line basis, generally over a 3 to 20 year term.
Social Housing assets relate to the Housing Development Corporation. This entity does not track accumulated amortization separately so the closing cost of these assets is the net carrying value of the assets. Social Housing assets are amortized using the straight-line method.
Included in the closing costs of the various classes as of March 31, 2006, are costs for assets under construction, which have not yet been amortized. These costs ($ thousands) are buildings - $70,183; machinery, computers and equipment — $15,584; capital leases — $769; and roads, bridges and highways — $58,065.
Included in Capital Leases are buildings – cost $470,515, accumulated amortization ($145,601); machinery, computers and equipment – cost $37,222, accumulated amortization ($26,769); and vehicles – cost $14,801, accumulated amortization ($5,734).
The Consolidated Fund records third party contributions received for the purchase, development or construction of tangible capital assets against the cost of those related assets. The amount of third party contributions recorded against the cost of tangible capital assets for 2006 is $14,715 (2005 — $10,845).

Province of Nova Scotia — Public Accounts	20

Schedule 8
Direct Guarantees
as at March 31, 2006
($ thousands)

	Authorized	Utilized
	2006	2006	2005
Bank Loans:
Nova Scotia Business Incorporated	2,754	2,754	2,823
Industrial Development Act	122,695	73,524	77,959
Nova Scotia Fisheries and Aquaculture Loan Board	100	100	—
Department of Education — Student Loan Program	154,874	154,874	141,020

Total — Bank Loan Guarantees	280,423	231,252	221,802

Promissory Notes:
3052155 Nova Scotia Limited to Canada-Nova Scotia Offshore Petroleum Board	17,500	17,500	17,500

Total — Promissory Note Guarantees	17,500	17,500	17,500

Mortgages:
Housing Development Corporation Act	12,468	12,468	14,183
Housing Development Corporation Act - CMHC Indemnities	144,094	144,094	150,349
Provincial Finance Act	240	240	269

Total — Mortgage Guarantees	156,802	156,802	164,801

Other Guarantees:
Aliant Telecom MASH Sector	1,594	1,150	487
Equity Tax Credit Act — Community Economic Development Investment Funds	2,402	2,402	2,256
Nova Scotia Government Fund	9,840	9,840	8,900
Sydney Steel Corporation — Performance bonds	—	—	183

Total — Other Guarantees	13,836	13,392	11,826

Total — Direct Guarantees	468,561	418,946	415,929

Less Provision for Guarantee Payout:
Industrial Development Act		(400)	(300)
Nova Scotia Business Incorporated		(650)	(2,077)
Department of Education — Student Loan Program		(22,574)	(21,100)
Housing Development Corporation Act		(14,385)	(8,181)
3052155 Nova Scotia Limited		(833)	(17,500)

		(38,842)	(49,158)

Less Provision for Debt Reduction Program:
Department of Education — Student Loan Program		(13,896)	(9,649)

		(13,896)	(9,649)

Net Direct Guarantees not provided for in these statements		366,208	357,122

Province of Nova Scotia — Public Accounts	21

Schedule 9
Government Reporting Entity
As at March 31, 2006
Listed below are the governmental units, government business enterprises and government partnership arrangements that comprise the government reporting entity.
Governmental Units
(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia Crop and Livestock Insurance Commission
AgraPoint International Inc.	Nova Scotia E911 Cost Recovery Fund
AgriTECH Park Inc.	Nova Scotia Environmental Trust
Annapolis Valley District Health Authority	Nova Scotia Farm Loan Board
Annapolis Valley Regional School Board	Nova Scotia Film Development Corporation
Art Gallery of Nova Scotia	Nova Scotia Fisheries and Aquaculture Loan Board
Bioscience Enterprise Centre Incorporated	Nova Scotia Gaming Foundation
Cape Breton District Health Authority	Nova Scotia Government Acadian Bursary Program Fund
Cape Breton Victoria Regional School Board	Nova Scotia Government Fund Limited
Capital District Health Authority	Nova Scotia Harness Racing Incorporated
Check Inns Limited (inactive)	Nova Scotia Health Research Foundation
Chignecto-Central Regional School Board	Nova Scotia Housing Development Corporation
Coal Research Agreement Fund	Annapolis Valley Housing Authority
Colchester East Hants Health Authority	Cape Breton Island Housing Authority
Conseil Scolaire Acadien Provincial	Cobequid Housing Authority
Consolidated Fund (1)	Eastern Mainland Housing Authority
CorFor Capital Repairs and Replacements Fund	Metropolitan Regional Housing Authority
Crown Land Mine Remediation Fund	South Shore Housing Authority
Crown Land Silvaculture Fund	Tri-County Housing Authority
Cumberland Health Authority	Nova Scotia Hurricane Juan Recovery Fund
Gaming Addiction Treatment Trust Fund	Nova Scotia Innovation Corporation
Guysborough Antigonish-Strait Health Authority	1402998 Nova Scotia Limited
Habitat Conservation Fund	3039255 Nova Scotia Limited
Halifax Regional School Board	3087532 Nova Scotia Limited
Industrial Expansion Fund	Nova Scotia Legal Aid Commission
Insured Prescription Drug Plan Trust Fund	Nova Scotia Market Development Initiative Fund
Izaak Walton Killam Health Centre	Nova Scotia Municipal Finance Corporation
Law Reform Commission	Nova Scotia Pension Agency
Mainstream 1992 Fund	Nova Scotia Power Finance Corporation
Muggah Creek Remediation Fund	Nova Scotia Primary Forest Products Marketing Board
Nova Scotia Arts Council (inactive)	Nova Scotia School Boards Association (2)
Nova Scotia Blueberry Institute Fund	Nova Scotia School Insurance Exchange (3)
Nova Scotia Business Incorporated	Nova Scotia School Insurance Program Association (3)
Nova Scotia Community College	Nova Scotia Utility and Review Board
Nova Scotia Community College Foundation	P3 Schools Capital and Technology Refresh Fund (4)
Nova Scotia Coordinate Referencing System Trust Fund

(1)	— Includes all departments and public service units of the Nova Scotia Provincial Government.

(2)	— Entity is a partnership controlled by the eight school boards.

(3)	— Entity is a partnership controlled by the eight school boards and the Community College.

(4)	— This includes all refresh funds related to P3 schools.

Province of Nova Scotia — Public Accounts	22

Schedule 9
Governmental Reporting Entity (continued)
as at March 31, 2006
Governmental Units (continued)
(Consolidation Method)

Partnership Trust Fund	Species-at-risk Conservation Fund
Pengrowth Nova Scotia Energy Scholarship	Strait Regional School Board
Pictou County Health Authority	Sustainable Forestry Fund
Provincial Drug Distribution Program	Sydney Environmental Resources Limited
Public Archives of Nova Scotia	Sydney Steel Corporation
Public Debt Management Fund	Sydney Tar Ponds Agency
Resource Recovery Fund Board Incorporated	Sysco Decommissioning Fund
Rockingham Terminal Incorporated (inactive)	Trade Centre Limited
Scotia Benefit Fund	Maritime Fall Fair Association
Scotia Learning Technology Refresh Fund	Tri-County Regional School Board
Sherbrooke Restoration Commission	Upper Clements Family Theme Park Limited
South Shore District Health Authority	Waterfront Development Corporation Limited
South Shore Regional School Board	3052155 Nova Scotia Limited
South West Nova District Health Authority	3104102 Nova Scotia Limited
Government Business Enterprises
(Modified Equity Method)
Halifax-Dartmouth Bridge Commission
Highway 104 Western Alignment Corporation
Nova Scotia Gaming Corporation
     Atlantic Lottery Corporation (25% ownership)
     Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Liquor Corporation
Government Partnership Arrangements
(Proportionate Consolidation Method)
Atlantic Provinces Special Education Authority (approximately 55% share)
Canada-Nova Scotia Offshore Petroleum Board (50% share)
Canadian Sports Centre Atlantic (approximately 8% share)
Council of Atlantic Premiers (approximately 45% share)

Province of Nova Scotia — Public Accounts	23

Province of Nova Scotia
Notes to the Consolidated Financial Statements
March 31, 2006
1. FINANCIAL REPORTING AND ACCOUNTING POLICIES
These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, that for purposes of the Province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
These consolidated financial statements have been prepared using the following significant accounting policies:
a)	The Government Reporting Entity

The Government Reporting Entity is comprised of the Consolidated Fund, other Governmental Units, Government Business Enterprises and Government Partnership Arrangements. Governmental Units and Government Business Enterprises represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. Government Partnership Arrangements represent entities for which decision making and significant risks and benefits are shared with other parties outside of the Government Reporting Entity.

Trusts administered by the Province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.

b)	Principles of Consolidation

A Governmental Unit is a government organization that is not a Government Business Enterprise. Governmental Units include government departments, public service votes, funds, agencies, service organizations, boards, government not-for-profit organizations and government business-type organizations. The accounts of Governmental Units are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1 (c), with the exception of Tangible Capital Assets. Significant inter-organization accounts and transactions are eliminated.

A Government Business Enterprise is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. Government Business Enterprises have been accounted for on the modified equity basis which does not require any accounting policy adjustments. The net equity of the Government Business Enterprises is included in the Statement of Financial Position. The net income is shown as a separate item in the Statement of Operations.

A Government Partnership is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for on the proportionate consolidation method.

A complete listing of the organizations within the Government Reporting Entity is provided in Schedule 9.

Financial results from fiscal year end to March 31, 2006, for Government Business Enterprises whose fiscal year ends are not March 31, were not significant to these consolidated financial statements so they have not been adjusted.

Province of Nova Scotia — Public Accounts	24

c)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are interest, various taxes and legislated levies. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Taxes are accrued in the year earned based upon estimates using statistical models. These revenues are recorded at the net amount estimated, after considering adjustments for tax credits and administrative costs related to the collection and processing performed by the federal government.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 9 – Expenses By Object. Grants are recognized in the period during which both payment is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-term Investments are recorded at cost, which approximates market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate is 3.76% at year- end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-term Borrowings have initial maturities of one year or less and are recorded at cost that approximates market value. Short-term Borrowings had a weighted average interest rate of 3.67% at year-end on Canadian dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect

Province of Nova Scotia — Public Accounts	25

at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary issue.

Premiums and discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the Province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Net Direct Debt

Net Direct Debt represents the direct liabilities of the Province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at net historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates selected by entities other than the Consolidated Fund are not adjusted to the methods and rates used by the Consolidated Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations. All entities record inventory at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than Tangible Capital Assets and Inventories of Supplies, of which some or all will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the direct liabilities of the Province less financial assets, non-financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. This represents the accumulated balance of net surpluses/deficits arising from the operations of the Province.

Province of Nova Scotia — Public Accounts	26

d)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, federal, and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, petroleum royalties, CHT and CST arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.
2. ACCOUNTING CHANGES
Accounting changes were made during the year that have increased (decreased) the Provincial Surplus, on an expense basis, Net Direct Debt and Accumulated Deficits as follows ($ millions):

	2006			2005
	Provincial	Net		Provincial	Net
	Surplus, on	Direct	Accumulated	Surplus, on	Direct	Accumulated
Accounting Changes	an expense	Debt	Deficits	an expense	Debt	Deficits
($ millions)	basis	(April 1, 2005)	(April 1, 2005)	basis	(April 1, 2004)	(April 1, 2004)

a) School Boards Non- Teaching Retirement Allowances	(0.2)	1.8	1.8	0.0	1.8	1.8

b) Inventory	(0.7)	(3.1)	(29.3)	4.5	(3.1)	(24.8)

c) Nova Scotia Farm Loan Board	0.0	(2.3)	(2.3)	0.0	(2.3)	(2.3)

d) School Boards — Pensions	0.2	0.3	0.3	0.3	0.6	0.6

Total effect of Accounting Changes	(0.7)	(3.3)	(29.5)	4.8	(3.0)	(24.7)

a)	School Boards — Non-teaching Retirement Allowances

The obligation for retirement allowances for non-teaching staff of the Halifax Regional and Chignecto-Central Regional School Boards was valued during the 2005-06 fiscal period and recorded on a retroactive basis.

b)	Inventory

Inventory held by provincial departments has been recorded during the 2005-06 fiscal period and applied on a retroactive basis.

c)	Nova Scotia Farm Loan Board

An adjustment to the reserve account was made as a result of actuarial work which impacted periods prior to 2004-05.

d)	School Boards — Pensions

Certain school boards valued non-teaching pension obligations during the 2005-06 fiscal period.

Province of Nova Scotia — Public Accounts	27

3. RESTRICTED CASH AND SHORT-TERM INVESTMENTS
As at March 31, 2006, restricted cash and short-term investments of $69.3 million (2005 — $75.3 million) have been designated for restricted purposes by parties external to the Province. Restricted cash includes $33.4 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $7.3 million for gas market development from the Nova Scotia Market Development Initiative; and $28.6 million for various other purposes.
4. DEFERRED REVENUE
Deferred revenue is recognized into revenue over time as the recognition criteria are achieved. The balance as at March 31, 2006 is comprised of $772.9 million (2005 — $0) for the Offshore Accord, $86.1 million (2005 — $104.3 million) for the Wait Times Reduction Fund, $33.4 million (2005 — $27.3 million) for the Nova Scotia Housing Development Corporation’s Social Housing Agreement and $139.4 million (2005 — $114.7 million) of other miscellaneous amounts.
5. DERIVATIVE FINANCIAL INSTRUMENTS
The Province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Hedging instruments are considered effective, as their terms and conditions are specifically matched to the underlying financial obligation. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian or US dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on financial instruments are fixed or floating. Interest swap contracts convert certain interest payments from fixed to floating, from floating to fixed, floating to floating or fixed to fixed basis. Foreign exchange contracts include forward and swap agreements. Interest rate contracts include forward rate agreements, swap agreements and options on swaps. Gains and losses associated with foreign currency contracts are amortized over the life of the underlying financial instrument. Gains and losses associated with interest rate contracts are recognized when interest payments are made.
The Province’s credit policy is that it only executes derivative transactions with well-rated counter parties. All counter parties are rated equal to or better than the Province.
The Province had the following interest and currency swap contracts outstanding at March 31, 2006:

# of		Notional	Term	Mark to
Swaps	Currency	Principal	Remaining	Market *
		($ thousands)	(years)	($ millions)
150	CDN$	1,702,569	45 days to 25	(26.2)
11	US$	1,550,000	6 to 16	(378.6)
2	UK	83,250	5 to 13	(11.3)
2	Euro	90,000	1 to 4	(5.6)

*	Mark to Market is an indication of the swap’s market value as at March 31, 2006. This represents the estimated realizable gain and loss, and is equivalent to the present value of future interest savings and losses based on market conditions as at March 31, 2006. The mark to market values of the currency swaps are reflected in the amounts shown under interest rate swaps.

Province of Nova Scotia — Public Accounts	28

The Province has executed several currency swap contracts/forward agreements to convert foreign denominated debt into Canadian or US denominated debt. The mark to market of these swap contracts are included above, and the currency swap contracts are as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
SWAPS:
October 31, 2011	UK	23,250	CDN$	56,283
April 18, 2019	UK	60,000	US$	110,040
February 27, 2012	US$	500,000	CDN$	795,000
March 15, 2016	US$	150,000	CDN$	205,725
March 1, 2020	US$	300,000	CDN$	409,200
April 1, 2022	US$	300,000	CDN$	379,517
July 30, 2022	US$	300,000	CDN$	329,310
December 28, 2007	Euro	40,000	CDN$	56,120
February 24, 2010	Euro	50,000	CDN$	72,235
At March 31, 2006 the Province had entered 8 forward agreements to convert future interest payments on foreign debt into Canadian dollars as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
April 3, 2006 to August 1, 2006	US$	76,314	CDN$	88,229
6. FEDERAL EQUALIZATION REPAYABLE LOAN
The Province received an equalization repayable loan from the Federal Government in March 2005 in the amount of $120.3 million. The loan bears no interest and is to be repaid over 10 years, with bi-monthly deductions to commence in April 2006.
7. PENSION, RETIREMENT AND OTHER OBLIGATIONS
a)	Description of Obligations

The Province offers a variety of pension, other retirement, post-employment and special termination benefits. The Province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs. The significant plans are detailed as follows:
i)	Pension Benefit Plans

The Province sponsors two funded pension plans, the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures and secured mortgages. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

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The Province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on December 31, 2003 and showed a funding excess for the entire plan of $105 million. An extrapolation to December 31, 2005, was performed, which indicates a funding surplus of $262 million.

ii)	Other Retirement Benefit Plans

The Province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65% and 100% of the cost of retirement health plan benefits for the PSSP and TPP retirees respectively.

iii)	Post-Employment Benefits

The Province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end, in excess of the fair market value of plan assets.

iv)	Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits were accrued in the year the employee accepted the early retirement option.

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b)	Summary of Activity in Defined Benefit Plans

Accrued Benefit Liability ($ thousands)

	2006	2005
		(as restated)
Pension Benefit Plans	109,769	193,885
Other Benefit Plans	1,192,913	1,169,935

	1,302,682	1,363,820

Activity During the Year ($ thousands)

	Pension Benefit Plans		Other Benefit Plans
	2006	2005	2006	2005
		(as restated)		(as restated)

Projected benefit obligation, beginning of year	8,410,839	7,740,854	1,160,838	1,159,824

Current benefit cost	196,120	194,498	52,477	47,201
Interest cost	616,608	598,165	69,709	68,609
Actuarial (gains) losses	31,278	332,918	9,926	(27,921)
Benefit payments	(479,061)	(457,435)	(86,910)	(88,705)
Other	2,498	1,839	—	—
Plan amendments	(152,491)	—	932	1,830

Projected benefit obligation, end of year	8,625,791	8,410,839	1,206,972	1,160,838

Market related value of plan assets, beginning of year	7,313,800	7,286,430	45,217	38,957
Expected return on plan assets	557,467	547,002	3,398	2,880
Actuarial gains (losses)	(72,646)	(292,453)	(1,458)	(2,187)
Benefit payments	(479,061)	(457,435)	(86,910)	(88,502)
Other	2,498	3,213	(529)	(310)
Employer contributions	275,397	125,527	85,484	85,363
Employee contributions	110,589	101,516	9,509	9,016

Market related value of plan assets, end of year	7,708,044	7,313,800	54,711	45,217

Funded status, end of year	(917,747)	(1,097,039)	(1,152,261)	(1,115,621)
Unamortized net actuarial (gains) losses	807,978	903,154	(40,652)	(54,314)

Accrued benefit liability, end of year	(109,769)	(193,885)	(1,192,913)	(1,169,935)

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c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2006	2005	2006	2005

Long-term inflation rates	2.75%	2.75%	2.75%	2.75%

Expected real rate of return on plan assets	4.75%	4.75%	—	—

Rate of compensation increase	3.25% to 6.0% + merit	3.25% to 6.0% + merit	3.25% to 6.0% + merit	3.25% to 6.0% + merit

Discount rate — Main plans	7.63%	7.63%	5.95%	6.05%

— Other	—	—	5.95% to 7.12%	6.0% to 7.12%
Other assumptions used were:

7% annual rate increase in the cost per person of covered healthcare benefits for 2005, decreasing at 0.25% per annum to an ultimate rate of 5.0% per annum.

13% annual rate increase in the cost per person of covered prescription drugs for 2005, decreasing at 1% per annum to an ultimate rate of 5.0% per annum.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the Province’s best estimate of performance over the long-term.

d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 6 years to 16 years (weighted-average EARSL is 14 years).

During the year the weighted average actual rate of return on plan assets was 14.0% (2005 - 7.5%). The market value of plan assets is $8.1 billion (2005 — $7.2 billion) at March 31, 2006.

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2004 with the exception of certain other retirement benefit plans that were performed on December 31, 2003 and the post-employment benefit plans that are performed annually at March 31.

During the 2005-06 fiscal year, a plan amendment was made to the Nova Scotia Teachers’ Pension Fund regarding future indexing of pension payments as part of an agreement signed on June 22, 2005 between the Province and the Nova Scotia Teachers’ Union. The accrued benefit obligation was reduced by $152.5 million to reflect the impact of this plan amendment on prior period service costs. The Province contributed $142.0 million plus interest in June 2005, which increased the assets of the plan. It is estimated that coupled with the current year activity, the Province’s pension expense was reduced by approximately $19.9 million.

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e)	Net Benefit Plans Expense (Recovery)
The table below shows the components of the net benefit plans expense (recovery).
($ thousands)

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
				(as restated)

Current benefit cost	196,120	194,498	52,477	47,200
Employee contributions	(110,589)	(102,890)	(9,509)	(9,016)
Plan amendments	(152,491)	—	932	1,830
Amortization of net actuarial (gains) losses	46,609	15,195	(2,279)	(3,223)
Recognition of actuarial losses on plan amendment	152,491	—	—	—
Other	(6)	(30)	1,583	571
Decrease in valuation allowance	—	—	—	—
Interest cost	616,608	598,165	69,709	68,609
Expected return on plan assets	(557,467)	(547,002)	(3,398)	(2,880)
Employer contributions to multi- employer plan	47,866	43,976	—	—

Net benefit plans expense (recovery)	239,141	201,912	109,515	103,091

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8. TRUST AND TRUST-LIKE FUNDS UNDER ADMINISTRATION
Trust and trust-like fund assets administered by the Province (before giving consideration to actuarial adjustments) are:
($ thousands)

	2006	2005
		(as restated)
Public Service Superannuation Fund (1)	3,541,764	3,188,836
Nova Scotia Teachers’ Pension Fund (1), (4)	4,384,443	3,900,396
Sydney Steel Corporation Superannuation Plan (1), (2)	8,902	11,495
Nova Scotia Public Service Long Term Disability Plan (1), (4)	52,543	40,258
Nova Scotia Credit Union Deposit Insurance Corporation (1), (4)	13,214	12,150
Public Trustee (1)	30,777	27,961
Miscellaneous Trusts (3)	24,320	18,638

Total Trust Funds	8,055,963	7,199,734
Workers’ Compensation Board (1), (4), (5)	1,002,494	939,467

Trust and Trust-Like Funds Under Administration	9,058,457	8,139,201

(1)	See Public Accounts Volume II for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust asset balances at March 31 did not differ significantly.

(5)	Workers’ Compensation Board assets are used exclusively for the cost of benefit programs for injured workers and administration thereof. These funds are generated from employer premiums, self-insured plans and investment income. The unfounded liability will be funded through future premiums.
9. EXPENSES BY OBJECT
     ($ thousands)

	2006	2005
		(as restated)
Grant and Subsidies	2,258,273	2,143,127
Salaries and Employee Benefits	2,539,026	2,408,501
Operating Goods and Services	1,315,292	1,162,746
Professional Services	197,942	175,683
Amortization and Social Housing Adjustment	212,551	195,457
Debt Servicing Costs	1,017,693	1,066,973
Other	37,566	25,172

Total Expenses	7,578,343	7,177,659

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10. DEBT SERVICING COSTS
     ($ thousands)

	2006	2005
		(as restated)
CDN$ Denominated Debt	630,736	667,966
US$ Denominated Debt	178,546	200,488
Pension, Retirement and Other Obligations	125,409	116,896
Capital Leases	27,519	26,480
Other Debt	41,467	45,189
Premium / Discount Amortization	3,735	2,269
Foreign Exchange	9,499	6,304
Miscellaneous	782	1,381

Total Debt Servicing Costs	1,017,693	1,066,973

Debt servicing costs for Government Business Enterprises was $21.3 million for the year ended March 31, 2006 ($23.0 million for the year ended March 31, 2005).
11. CASH FLOW — NET CHANGE IN OTHER ITEMS
     ($ thousands)

	2006	2005
		(as restated)
Change in Receivables from Government Business Enterprises	(15,412)	(20,896)
Change in Receivables and Advances	(67,182)	(274,061)
Change in Accounts Payable and Other Short-term Borrowings	(131,528)	695,166
Change in Inventory for Resale	52	(416)
Change in Inventory of Supplies	(1,506)	(6,512)
Change in Prepaid Expenses	(1,202)	(1,054)
Change in Deferred Revenue	785,559	133,522
Change in Accrued Interest	(24,645)	(11,600)
Change in Pension, Retirement and Other Obligations	(61,138)	49,702

Total Net Change in Other Items	482,998	563,851

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12. CONTINGENCIES AND CONTRACTUAL OBLIGATIONS
a)	Contingent Liabilities
i)	Environmental Sites

Various provincially owned sites throughout the Province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation and adjacent sites as well as the Sydney Tar Ponds site. As a result, the Province recorded liabilities of $250.0 million and $68.5 million, respectively, in 2000 for environmental site clean-up. Of these provisions, $202.4 million (2005 — $205.1 million) and $25.2 million (2005 — $37.4 million), respectively, remain unspent. Based on currently available information, the provisions, in aggregate, appear sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $14.9 million (2005 – $36.6 million) have been recognized in these financial statements.

ii)	Lawsuits

The Province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.

iii)	2014 Commonwealth Games

The Province has communicated its intention to provide a level of financial commitment as it relates to the 2014 Commonwealth Games. The potential commitment, if any, cannot be determined at this time as the international bid and Games budgeting processes are yet to be finalized.

iv)	Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.
b)	Contingent Gains

The Province of Nova Scotia may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

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c)	Contractual Obligations
i)	Contractual Obligations

Contractual obligations outstanding at March 31, 2006 total $1,807.7 million; comprised of $1,687.7 million for the Consolidated Fund, $109.2 million for other Government Units and $10.8 million for Government Business Enterprises. Included are contractual obligations of $99.6 million by Nova Scotia Business Incorporated for projects approved under its various programs, $470.0 million by the Department of Education for university assistance, $398.5 million by the Department of Education for P3 School maintenance agreements, and $264.5 million by the Department of Health for the management of the ground ambulance fleet.

In addition to the contractual obligations noted above, in 1992 the Department of Justice entered into a 20-year contract with the RCMP for policing services, including services paid by the municipalities under the Service Exchange Agreement. Costs are negotiated each year based on required policing services. The net estimated expense for the Province for 2007 is $21.7 million.

ii)	Leases

As at March 31, 2006, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)

		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments
2006-2007	43,803	5,777	49,580
2007-2008	41,844	4,835	46,679
2008-2009	27,982	4,362	32,344
2009-2010	22,408	3,960	26,368
2010-2011	15,617	3,207	18,824
2012-2016	22,550	—	22,550
2017-2021	11,229	—	11,229
2022-2026	507	—	507

	185,940	22,141	208,081

13. SUBSEQUENT EVENTS
Teachers Pension Plan

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Fund to the Teachers’ Pension Plan Trustee Inc., (TPPTI). The TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union, four nominated by the Province and one Chairman agreed to by both parties. As a result of this transfer, the Province and the Union agree to share all surpluses and deficits of the plan equally. It is estimated that a one-time gain of $18.2 million will be recorded in 2006-07 to reflect the impact of the transition to joint trusteeship, which is one half of the net pension liability as of April 1, 2006. In accordance with GAAP, this gain will be deferred and amortized over the expected average remaining service life of the employee group which is currently 16 years.

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14. COMPARATIVE FIGURES
To conform with the current year’s presentation, certain comparative figures for the prior year have been restated as follows:
a)	Accounting Changes

As described in Note 2, there have been some retroactive restatements of figures in accordance with changes made during the year.

b)	Presentation

Certain of the prior year’s numbers have been restated to conform to the presentation format adopted in the current year.
15. RELATED PARTY TRANSACTIONS
Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.
The most significant unadjusted related party transactions are described in Schedule 6 – Government Business Enterprises.

Province of Nova Scotia — Public Accounts	38